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                                                                    EXHIBIT 99.2

                             PYRAMID BREWERIES INC.

                             TERMS AND CONDITIONS OF
                     RESTRICTED STOCK/RESTRICTED STOCK UNITS

      On July 16, 2004, the Compensation Committee of the Board of Directors of Pyramid Breweries Inc. (the "Company") approved awards with respect to a total of up to 350,000 shares of the Company's Common Stock to John Lennon ("Executive"), effective on the commencement of his employment, as set forth in an Employment Agreement between the Company and Executive on the following terms:

      1. Annual Awards. Executive will be issued restricted stock awards or restricted stock units for 35,000 shares on each of January 1, 2006 and the next four anniversaries of that date; provided, however, that if Executive's employment is terminated by the Company without Cause or by Executive for Good Reason, or as a result of Executive's death or Disability (all as defined below), Executive will receive a prorated portion of the relevant annual award as of the date Executive's employment is terminated;

      2. Annual Performance Awards. Executive will be issued restricted stock awards or restricted stock units for an additional 35,000 shares on each of January 1, 2006 and the next four anniversaries of that date based on the Company's achievement of certain performance goals; provided that if Executive's employment is terminated by the Company without Cause or by Executive for Good Reason, or as a result of Executive's death or Disability (all as defined in the Employment Agreement), Executive will receive a prorated portion of the relevant annual performance award as set forth below as if the relevant annual performance goal had been reached, prorated to the date Executive's employment is terminated and granted as of the date Executive's employment is terminated:

            The awards issued to Executive will be in the form of restricted stock awards, provided that Executive can elect instead to receive an award in the form of restricted stock units by delivering to the Company written notice to that effect no later than the 10th business day prior to the date of issuance scheduled for that award. The restricted stock awards or restricted stock units will be issued outside of the Company's equity incentive plans, including the 2004 Equity Incentive Plan (the "Plan"), but subject to the terms and conditions of the Plan. The restricted stock awards or restricted stock units will be subject to a forfeiture restriction that will lapse on the first anniversary of their respective dates of issuance. The restricted stock awards or restricted stock units will be evidenced by award agreements in substantially the form attached hereto as Exhibit A (the "Stock Agreement"), and will be subject to the terms and conditions set forth in the Stock Agreement, the Plan and the Employment Agreement. The forfeiture restrictions















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 will lapse on an accelerated basis under certain
circumstances in the event of a Company Transaction or Change in Control (both as defined in the Plan) or upon a termination of Executive's employment by the Company without Cause, by Executive for Good Reason (both as defined in the Employment Agreement) or as a result of Executive's death or Disability (as defined in the Employment Agreement).


















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


                                    EXHIBIT A

                             FORM OF STOCK AGREEMENT

























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

               [BRACKETED LANGUAGE PROVIDES ALTERNATIVE PROVISIONS TO GOVERN AN AWARD OF RESTRICTED STOCK OR RESTRICTED
                                  STOCK UNITS]

                             PYRAMID BREWERIES, INC.

                     RESTRICTED STOCK [UNIT] AWARD AGREEMENT

      Pyramid, Inc., a Washington corporation (the "Company"), has granted you an award of [shares of restricted common stock of the Company][restricted stock units] (the "Stock Award"). This Stock Award is made outside of, but subject to the applicable terms and conditions of, the Company's 2004 Equity Incentive Plan (the "Plan").

      The terms of the Stock Award are as set forth in this Restricted Stock [Unit] Award Agreement (the "Agreement") and, to the extent not inconsistent with this Agreement, the Plan. Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan, a copy of which is attached. The basic terms of the Stock Award are summarized as follows:

GRANT DATE:                                              January 1, 20__

NUMBER OF [SHARES][UNITS]:                               35,000

FAIR MARKET VALUE PER SHARE ON GRANT DATE:               $___

VESTING COMMENCEMENT DATE:                               January 1, 20__

1. VESTING

      (a) The Stock Award is subject to forfeiture upon termination of your Service with the Company (or a Parent or Subsidiary) as described below. The Stock Award will vest and [no longer be subject to forfeiture][become payable] according to the following schedule:

Period of Your Continuous Service With the Company (or a Parent or        Portion of Stock Award [No Longer Subject to
          Subsidiary) from the Vesting Commencement Date                        Forfeiture][Vested and Payable]
------------------------------------------------------------------        --------------------------------------------
On the first anniversary of the Vesting Commencement Date                 100%


      (b) [Shares that have not vested and remain subject to forfeiture under the preceding schedule are referred to herein as "Unvested Shares." The Unvested Shares will vest (and to the extent so vested cease to be Unvested Shares remaining subject to forfeiture) in accordance with the above schedule. Collectively, the Unvested Shares and any vested shares are referred to herein as the "Shares."][The Stock Award will vest and become payable


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

in accordance with the above schedule. The shares received upon payment of the Stock Award are referred to herein as the "Shares."]

      (c) [Early lapse of the forfeiture restrictions][Acceleration of vesting and payment] may occur under certain circumstances as described below.

2. TERMINATION OF SERVICE

      If your Service terminates for any reason, any portion of this Stock Award that has not vested as provided in Sections 1 and 3 of this Agreement will immediately terminate. [You will be required to forfeit all Unvested Shares upon such occurrence without the payment of any further consideration to you. As security for the faithful performance by you of the terms of this Agreement and to ensure the availability for delivery of Unvested Shares upon forfeiture, the Company or its counsel shall hold all certificates representing Unvested Shares, together with an adequate number of undated and otherwise blank stock powers executed by you. The Company shall have the right to cause transfers of such Unvested Shares to be effected pursuant to this Section 2.]

3. ACCELERATED VESTING

      If your employment is terminated by the Company without "Cause," by you for "Good Reason," or as a result of your death or Disability, each as defined in and pursuant to the terms of the Employment Agreement between you and the Company dated effective July ___, 2004, [the forfeiture restriction will lapse with respect to any Unvested Shares remaining under this Agreement][any unvested portion of the Stock Award will become vested and payable in full]. In the event of a Company Transaction or Change in Control, this Stock Award will be governed by the terms of the Plan. In summary, this generally means that in a Change in Control, or in a Company Transaction in which the surviving company does not generally assume the Company's rights and obligations with respect to outstanding awards under the Plan, the [Shares will become fully vested and no longer subject to forfeiture][the Stock Award will become vested and payable in full].

4. CONSIDERATION

      The Company acknowledges your payment of full consideration for this Stock Award in the form of services previously rendered (in an amount equal to no less than the aggregate par value of the Shares) and services to be rendered hereafter to the Company.

5. TRANSFER RESTRICTIONS

      [Unvested Shares may not be sold, transferred, assigned, pledged, encumbered or otherwise disposed of in contravention of the provisions of this Agreement.][Any sale, transfer, assignment, pledge, encumbrance or other transfer or disposition of any kind, whether voluntary or by operation of law, directly or indirectly, of the Stock Award shall be strictly prohibited and void.]

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6. SECURITIES LAW COMPLIANCE

      Notwithstanding any other provision of this Agreement, you may not sell the Shares unless they are registered under the Securities Act of 1933, as amended (the "Securities Act"), or, if such Shares are not then so registered, the Company has determined that such sale would be exempt from the registration requirements of the Securities Act. The sale of the Shares must also comply with other applicable laws and regulations governing the Shares, and you may not sell the Shares if the Company determines that such sale would not be in material compliance with such laws and regulations.

[7. SECTION 83(b) ELECTION FOR STOCK AWARD

      You understand that under Section 83(a) of the Code, the excess of the Fair Market Value of the Unvested Shares on the date the forfeiture restrictions lapse over the purchase price, if any, paid for such Shares will be taxed, on the date such forfeiture restrictions lapse, as ordinary income subject to payroll and withholding tax and tax reporting, as applicable. For this purpose, the term "forfeiture restrictions" means the right of the Company to receive back any Unvested Shares upon termination of your Services. You understand that you may elect under Section 83(b) of the Code to be taxed at the time the Unvested Shares are acquired, rather than when and as the Unvested Shares cease to be subject to the forfeiture restrictions. Such election (an "83(b) Election") must be filed with the Internal Revenue Service WITHIN 30 DAYS from the Grant Date of the Stock Award. Even if the Fair Market Value of the Unvested Shares on the Grant Date equals the purchase price, if any, (and thus no tax is payable), you must file the election within the 30-day period to avoid the risk of adverse tax consequences in the future.

      You understand that (a) you will not be entitled to a deduction for any ordinary income previously recognized as a result of the 83(b) Election if the Unvested Shares are subsequently forfeited to the Company and (b) the 83(b) Election may cause you to recognize more ordinary income than you would have otherwise recognized if the value of the Unvested Shares subsequently declines.

      THE FORM FOR MAKING AN 83(b) ELECTION IS ATTACHED TO THIS AGREEMENT AS EXHIBIT B. YOU UNDERSTAND THAT FAILURE TO FILE SUCH AN ELECTION WITHIN THE 30-DAY PERIOD MAY RESULT IN THE RECOGNITION OF ORDINARY INCOME BY YOU AS THE FORFEITURE RESTRICTIONS LAPSE. You further understand that an additional copy of such election form should be filed with your federal income tax return for the calendar year in which the date of this Agreement falls. You acknowledge that the foregoing is only a summary of the federal income tax laws that apply to the purchase of the Unvested Shares under this Agreement and does not purport to be complete. YOU FURTHER ACKNOWLEDGE THAT THE COMPANY HAS DIRECTED YOU TO SEEK INDEPENDENT ADVICE REGARDING THE APPLICABLE PROVISIONS OF THE CODE AND THE INCOME TAX LAWS OF ANY MUNICIPALITY OR STATE IN WHICH YOU MAY RESIDE.

      You agree to execute and deliver to the Company with this Agreement a copy of the Acknowledgment and Statement of Decision Regarding Section 83(b) Election (the

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

"Acknowledgment") attached hereto as Exhibit A. You further agree that you will execute and deliver to the Company with this Agreement a copy of the 83(b) Election attached hereto as Exhibit B if you choose to make such an election.]

[7. DIVIDEND EQUIVALENT RIGHTS

      For each Stock Award you hold that has not been forfeited, cancelled or paid out as of the record date of a dividend or distribution paid by the Company on the Common Stock, (a) you shall be entitled to receive cash payments equal to any cash dividends or other distributions paid with respect to a corresponding number of shares of Common Stock at the same time as such dividends or other distributions are paid on the Common Stock and (b) the Fair Market Value of dividends or other distributions paid in shares of Common Stock shall be converted into additional restricted stock units (the "Dividend Stock Award") and such Dividend Stock Award shall be subject to the same forfeiture restrictions and restrictions on transferability as apply to the Stock Award to which it relates.]

8. LEGENDS

      You understand and agree that the Shares are subject to forfeiture as set forth in this Agreement. You understand that the certificate(s) representing the Shares may bear [legends][a legend] in substantially the following form:

      ["The securities represented by this certificate are subject to certain forfeiture rights held by the issuer and/or its assignee(s) and may not be sold, assigned, transferred, encumbered or in any way disposed of except as set forth in a stock award agreement between the issuer and the original purchaser of these shares, a copy of which may be obtained at the principal office of the issuer. Such transfer restrictions and/or forfeiture rights are binding on transferees of these shares."]

      "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or under applicable state securities laws. These securities are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Act and applicable state securities laws, pursuant to registration or exemption therefrom. Investors should be aware that they may be required to bear the financial risks of this investment for an indefinite period of time. The issuer of these securities may require an opinion of counsel in form and substance satisfactory to the issuer to the effect that the proposed transfer or resale is in compliance with the Act and any applicable state securities laws."

9. STOP-TRANSFER NOTICES

      You understand and agree that, in order to ensure compliance with the restrictions referred to in this Agreement, the Company may issue appropriate "stop-transfer" instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records. The Company will not be required to (a) transfer on its books any Shares that have been sold or transferred in violation of the provisions of this Agreement or (b) treat as the owner of the Shares, or

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

otherwise accord voting, dividend or liquidation rights to, any transferee to whom the Shares have been transferred in contravention of this Agreement.

10. INDEPENDENT TAX ADVICE

      You acknowledge that determining the actual tax consequences to you of receiving or disposing of the Shares may be complicated. These tax consequences will depend, in part, on your specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. You are aware that you should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of receiving or disposing of the Shares. Prior to executing this Agreement, you either have consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the Shares in light of your specific situation or have had the opportunity to consult with such a tax advisor but chose not to do so.

11. WITHHOLDING AND DISPOSITION OF SHARES

      You agree to make arrangements satisfactory to the Company for the payment of any federal, state, local or foreign withholding tax obligations that arise either upon the Grant Date or as the [forfeiture restrictions on any Shares lapse][Stock Award vests and become payable], and you acknowledge that the Company shall not have any obligation to deliver the Shares until you have made such arrangements. Notwithstanding the previous sentence, you acknowledge and agree that the Company and any Parent or Subsidiary has the right to deduct from payments of any kind otherwise due to you any federal, state or local taxes of any kind required by law to be withheld with respect this Stock Award.

12. GENERAL PROVISIONS

      12.1 ASSIGNMENT. The Company may assign its rights under this Agreement at any time, whether or not such rights are then exercisable, to any person or entity selected by the Company's Board of Directors, including, without limitation, one or more stockholders of the Company.

      12.2 NOTICES. Any notice required in connection with this Agreement will be given in writing and will be deemed effective upon personal delivery or upon deposit in the U.S. mail, registered or certified, postage prepaid and addressed to the party entitled to such notice by 10 days' advance written notice under this Section 12.2 to all other parties to this Agreement.

      12.3 NO WAIVER. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

      12.4 UNDERTAKING. You hereby agree to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either you or the Shares pursuant to the express provisions of this Agreement.

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

      12.5 AGREEMENT IS ENTIRE CONTRACT. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof.

      12.6 SUCCESSORS AND ASSIGNS. The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and you and your legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

      12.7 NO EMPLOYMENT OR SERVICE CONTRACT. This Agreement does not confer upon you any right with respect to continuance of employment by the Company or any Parent or Subsidiary, nor does it interfere in any way with the right of your employer to terminate your employment or services at any time.

      12.8 STOCKHOLDER OF RECORD. As of the Grant Date, you will be recorded as a stockholder of the Company and will have, subject to the provisions of this Agreement, all the rights of a stockholder with respect to the Shares.

      12.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but which, upon execution, will constitute one and the same instrument.

      12.10 GOVERNING LAW. This Agreement will be construed and administered in accordance with and governed by the laws of the State of Washington.

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

      IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year indicated above on the first page of this Agreement as the Grant Date.

                                                PYRAMID BREWERIES, INC.

                                                By:_____________________________

                                                ________________________________
                                                    John Lennon

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